Exhibit 10.1

VIA FACSIMILE &
OVERNIGHT COURIER

January 13, 2009

Mr. Robert Earl

OpBiz, LLC d/b/a Planet Hollywood Resort & Casino
3667 Las Vegas Blvd. South

Las Vegas, NV 89109

Re: Resignation from Board of Managers

Dear Robert,

This letter shall serve as formal notification of my resignation as a member of the Board of Managers of OpBiz, LLC (the “Company”) effective January 14, 2009. Although I wish my resignation to be effective on that date, nothing contained herein should be construed to be a wavier of any rights or remedies as may be available to me under the Company’s Operating Agreement, as amended and restated, or governing law with respect to my position as a member of the Board of Managers prior to this notification.

If you should have any questions, or if I can assist with any paperwork you may require in effectuating my resignation, please do not hesitate to contact me.

Sincerely,

/s/ Michael V. Mecca
Michael V. Mecca

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made as of the                  day of January                  ,2009 (the “Effective Date”) by and between OpBiz, LLC (“Company”), a wholly owned subsidiary of MezzCo, LLC (“MezzCo), and Michael Mecca (“Executive”).

BACKGROUND

The Company and the Executive are parties to an Employment Agreement dated as of May 11, 2003 as Amended and Restated with an effective date of October 1, 2007 (the “Employment Agreement”); and

The Executive and the Company have agreed to a sooner termination of the Employment Agreement and Executive’s employment with the Company on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and conditions herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all of the parties hereto, the parties hereby agree to the following terms and conditions:

1.                                       Separation. The parties mutually agree that Executive’s employment and position with the Company, its parent, subsidiary and affiliated entities will terminate effective Wednesday, January 14, 2009 (the “Separation Date”).

2.                                       Consideration. As consideration for Executive’s agreement to the terms and conditions herein:

(a)                                  The Company shall pay Executive a lump sum severance payment on the Separation Date of Three Hundred Forty Three Thousand, One Hundred Sixty Eight Dollars and 60/100 ($343,168.60), less appropriate taxes and withholdings. Such payment shall be reported on an Internal Revenue Service Form W-2; and

(b)                                 The Company shall continue to extend Executive’s health and medical insurance coverage for a ninety (90) day period from the Separation Date whether as a continuation of Executive’s status or reimbursement of Executive’s COBRA costs, as applicable and appropriate;

as full and final payment of amounts due and owing under the Employment Agreement.

3.                                       No Other Sums Owed. Executive hereby acknowledges and agrees that in exchange for the lump sum severance payment and extension of health and medical insurance coverage as described in Section 2 above, the Company is under no further obligation to make any payments to Executive, and that Executive is not entitled to any further compensation, benefits, severance pay, other payment or privileges from the Company.

4.                                       Stock Options. Company acknowledges that, subject to the approval of Nevada Gaming and any other applicable regulatory approvals, Executive has received stock options representing three percent (3%) of the outstanding equity of MezzCo, LLC, in which Executive is fully vested. Such options are subject to and governed by the Class B Unit Option Plan (the “Option Plan”) and the Separation Date shall be considered a termination of continuous service as a Service Provider under the Plan. Executive acknowledges that Executive shall have ninety (90) days from the Separation Date to exercise Executive’s options by way of payment, by cash or by check, based on a strike price of One Million Dollars and No/100 ($1,000,000) per One Percent (1%). Options not exercised by the Executive prior to the ninetieth (90th) day from the Separation Date as set forth herein will be forfeited back to the Company.

5.                                       General Release. Executive does, for himself and for his heirs, successors and assigns, hereby release and forever discharge the Company and its parent, subsidiary and affiliated companies and entities, and its and their respective managers, officers, shareholders agents, employees and assigns, past or present, from any and all claims, demands, actions, causes of action, suits at law or equity, expenses, attorneys’ fees or other liabilities of any kind or nature whatsoever that Executive has or may have which may have arisen at any time up to and including the Separation Date, known or unknown, that resulted from or are otherwise connected with, either directly or indirectly, to Executive’s employment with the Company, including, without limitation, the termination of that employment and/or the Employment Agreement. Executive further acknowledges that this release includes a specific release of known and unknown claims, including those that may arise as a result of different or additional claims or facts Executive may hereafter discover.

Released claims include, without limitation, any and all claims of any kind or nature whatsoever arising under foreign, federal, state or local constitution, statute, ordinance, regulation, common law, or other laws prohibiting employment discrimination on any prohibited basis, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act; the Civil Rights Act of 1866; 42 U.S.C. § 1981; the Americans with Disabilities Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 207; the Employee Retirement Income Security Act; the National Labor Relations Act; the Labor Management Relations Act; the Worker Adjustment and Retraining Notification Act; Chapter 608, Compensation, Wages and Hours, of the Nevada Revised Statutes; Chapter 613, Employment Practices, of the Nevada Revised Statutes or any other federal, state or local law prohibiting employment discrimination or otherwise regulating employment including, without limitation, any claims relating to retaliation, harassment, breach of express or implied contract, violation of public policy, negligence or other tortuous actions or failures to act and any claim or claims for severance pay, bonus or similar benefit, retirement, retirement bonus, life insurance, health or medical insurance, reimbursement of health or medical costs, workers’ compensation or disability.

6.                                       ADEA Release. Executive expressly acknowledges and agrees that this Agreement includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”).

7.                                       Board Position. Simultaneous with the execution of this Agreement, Executive has tendered Executive’s resignation as a member of the Company’s Board of Managers.

8.                                       Non-Disparaging Remarks / Confidentiality. Executive agrees that Executive will not make any disparaging or untruthful remarks about or concerning Company, its officers, directors, employees or agents, whether acting in their individual or representative capacity and Company shall not make any disparaging or untruthful remarks concerning Executive. Company and Executive shall, prior to the Separation Date, mutually agree upon a positioning statement / press position concerning Executive’s separation from the Company.

Executive agrees that, as a result of his employment by Company, he has been exposed to confidential information that is not generally known to the public, all of which information is owned by Company. Company’s confidential information includes, without limitation, information relating to its finances, business and strategic plans, unannounced acquisition and/or investment prospects, trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers and employees. Executive agrees that for as long as such information is not made public by Company, Executive shall hold such information in strict confidence and not disclose or use it except as specifically authorized by Company and for Company’s benefit. Further, Company and Executive each agree that the consideration provided to Executive under this Agreement is confidential and that neither shall disclose said consideration to persons outside the Company, except that Executive may show the Agreement to Executive’s spouse, attorneys and tax consultants, who have agreed to be bound by these provisions; provided, however, that nothing herein shall prohibit or restrict Company or Executive (or their respective attorneys) from making disclosures related to this Agreement as required by law or the United States Securities and Exchange Commission or any other federal or state regulatory or law enforcement agency.

9.                                       Return of Property. Executive agrees that Executive will on the Separation Date return to Company all of Company’s property, including all physical property (computer disks, access cards, etc.) as well as any and all documents, data, plans, or other information, whether on paper or in electronic form.

10.                                 ADEA Waiver. Executive has been advised to consult a lawyer before signing this Agreement. Executive has been given an opportunity to consider this Agreement for a period of at least twenty-one (21) days, and has voluntarily and freely executed this Agreement prior to the expiration of the twenty-one (21) day period, and has voluntarily and freely waived the right to consider this Agreement for the full twenty-one (21) day period. Executive will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Agreement, and this Agreement shall not become effective or enforceable until this revocation period has expired. In the event that Executive desires to exercise such right to revoke within the seven (7) day period, in order to do so, Executive shall immediately return to the Company the lump sum severance payment described in Section 2 above.

11.                                 Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12.                                 Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive’s employment and Board of Manager relationship with the Company and subsequent separation, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

13.                                 Miscellaneous. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder. The prevailing party in any litigation, arbitration or mediation relating to this Agreement shall be entitled to recover its reasonable attorney’s fees from the other party. This Agreement may be signed in more than one counterpart, in which case each counterpart shall constitute an original of this Agreement. Facsimile signatures shall be treated as original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first set forth above.

OPBIZ, LLC

/s/ Mark Helm
By: Mark Helm
Dated: 1/18/09

MICHAEL V. MECCA

/s/ Michael V. Mecca
Dated: